Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release
For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
October 23, 2006	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports Third Quarter Earnings

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced third quarter earnings of $92 million, or $0.51 per diluted share, on revenues of $454 million. Earnings for the third quarter of 2005 were $96 million, or $0.52 per diluted share, on revenues of $427 million. Third quarter 2005 earnings included a $2 million expense, or $0.01 per diluted share, related to timber destroyed by Hurricane Katrina and a tax-benefit of approximately $5 million, or $0.03 per diluted share resulting from lower estimated tax liabilities.

Earnings for the first nine months of 2006 were $248 million, or $1.36 per diluted share, on revenues of $1.2 billion. Earnings for the first nine months of 2005 were $287 million, or $1.56 per diluted share, on revenues of $1.2 billion.

Results for the first nine months of 2006 include a $2 million after-tax cumulative benefit from accounting changes. As a result, income from continuing operations for the first nine months of 2006 was $246 million, or $1.35 per fully diluted share. Results for the first nine months of 2005 include a $20 million, or $0.11 per share, after-tax gain on the sale of coal assets. As a result, income from continuing operations for the first nine months of 2005 was $267 million, or $1.45 per fully diluted share.

Cash provided by operating activities during the third quarter of 2006 totaled $168 million. The company ended the third quarter of 2006 with $389 million in cash and cash equivalents.

“During the third quarter our real estate segment continued to grow revenue and earnings,” said Rick Holley, president and chief executive officer. “Strong interest in rural properties continued throughout the quarter, and the prices we’ve received for these timberlands continue to outpace those of 2005. These positive results were offset by lower profits in our Resources and Manufacturing segments as lumber demand slowed from the record high levels of 2005. We believe the strong results of our real estate segment and, to a lesser extent, improving pulpwood markets will result in continued strong cash flow generation and good financial performance in the fourth quarter. We expect sawlog markets to be challenging in the fourth quarter and we will defer harvests in markets where pricing does not meet our expectations.”

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Plum Creek Timber Company Reports Earnings

Review of Operations

The Northern Resources segment reported third quarter operating profit of $25 million, unchanged from the same period of 2005. The segment’s third quarter harvest was 24 percent higher than the same period of 2005 due primarily to harvests from Michigan timberlands acquired during the fourth quarter of 2005. The Michigan operations added approximately $5 million to the segment’s operating profit during the third quarter of 2006. However, 2 percent lower softwood sawlog prices and higher log and haul costs offset the positive impact of the Michigan operations. Average pulpwood prices were slightly lower when compared to the same period of 2005.

Operating profit in the Southern Resources segment was $38 million for the third quarter, down $6 million from the same period of 2005. The decline in segment profits is primarily the result of lower sawlog prices. Timberland accessibility, and therefore timber supply, remained excellent as moderate-to-severe drought conditions persisted across the South. At the same time, sawlog demand decreased somewhat as regional lumber production slowed from the record pace it set in 2005. As a result of this combination of abundant supply and reduced demand, average softwood sawlog prices were approximately 7 percent lower during the third quarter of 2006 compared to the third quarter of 2005. The harvest of higher valued sawlogs was deferred in several markets and resulted in a weaker harvest mix and a slight decline in sawlog harvests when compared to the same period of last year. A planned increase in pulpwood thinnings to serve increased pulpwood demand resulted in a 7 percent increase in total harvest volume during the third quarter of 2006 compared to the same period of 2005.

The Real Estate segment reported third quarter revenue of $129 million compared to $116 million in the third quarter of 2005. The segment operating profit was $72 million for the third quarter of 2006, up from $50 million for the same period of 2005. During the third quarter of 2006, the company continued to capture higher per-acre prices for its timberlands when compared to the same period of 2005. As planned, the company continued to increase its sales of recreation and higher and better use timberlands. The company sold approximately 19,000 acres of small, non-strategic timberlands at average prices approaching $1,800 per acre. These lands are generally small tracts of lower productivity timberlands. The sale of 4,600 acres of conservation properties captured nearly $3,900 per acre while 7,900 acres of recreation property were sold at an average price of approximately $3,800 per acre. In addition, the company completed the sale of a 1,900 acre development property in a growing area of King County, Washington for approximately $43 million.

The Manufacturing segment reported operating profit of $6 million for the third quarter of 2006, down from the $9 million reported for the third quarter of 2005. The company’s medium density fiberboard (MDF) business continued to benefit from operational efficiencies and strong demand. Higher profits in the MDF business offset some of the decline in lumber profits, the result of lower lumber demand and prices when compared to the same period of 2005. Compared to the same period of 2005, average third quarter MDF prices were up 17 percent, average plywood prices were up 3 percent, and average lumber prices declined 7 percent.

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Plum Creek Timber Company Reports Earnings

Share Repurchase

During the quarter the company repurchased approximately 2.3 million shares of common stock at an average price of $33.87 per share. Combined with the second quarter repurchases of approximately 5.1 million shares, the company has repurchased over 7.4 million shares of common stock for the year. This represents a 4 percent reduction in shares outstanding since the beginning of 2006. As of September 30, 2006, the company had 177.0 million shares of common stock outstanding.

“Disciplined capital allocation is a crucial component of long-term shareholder value delivery,” continued Holley. “We are constantly reviewing our capital allocation alternatives and seeking the best long-term return for our shareholders. Through these share repurchases, we’ve effectively bought our own timberlands at a significant discount to their intrinsic value. We will continue to evaluate all our capital allocation alternatives, including the acquisition of financially attractive timberlands, high-return investments in forest productivity, and continued opportunistic acquisition of our stock.”

Outlook

Fourth quarter income from continuing operations is expected to be between $0.30 and $0.35 per share, resulting in full-year reported income from operations between $1.66 and $1.71 per share.

During the third quarter the United States and Canada reached a negotiated settlement to the softwood lumber trade dispute. The new agreement took effect on October 13. During the fourth quarter the company expects to receive an estimated $15 million payment as a result of the negotiated settlement. The guidance above does not include the earnings impact of this payment.

The company expects that a combination of temporarily high lumber inventories in distribution channels, seasonal construction slowing, and poor cash returns at lumber mills will limit lumber production during the fourth quarter and help to stabilize lumber prices. These conditions are expected to translate into lower spot sawlog prices in certain markets.

In Northern markets, the company expects its sawlog prices to return to levels similar to the fourth quarter of 2005 as Pacific Northwest sawlog markets react to mill production curtailments.

In the South, the company expects average sawlog prices in most markets to hold at current levels. While some markets may experience modest price erosion in response to lower lumber production, timberland owners have begun to pull timber from the market, choosing to allow the trees to grow rather than sell into lower-priced markets. The company will continue to adjust harvest decisions on a market-by-market basis across its ownership.

Demand from new oriented strand board mills and tightening wood chip supplies in many regions are translating into increased demand for pulpwood, particularly in the South and Northwest. Pulpwood prices are firm and increasing in these markets. During the second half of 2006 the company increased its thinning activity, particularly in the Southern Resources segment, to serve the increased demand.

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Plum Creek Timber Company Reports Earnings

The company has increased its outlook for Real Estate segment revenue as the result of the continuing strength in demand for rural real estate properties. The company now expects this segment’s revenues to be between $305 million and $315 million for the year. Fourth quarter revenues are expected to be between $63 million and $73 million, with development property sales accounting for approximately $7 million of the fourth quarter revenue.

Manufacturing profits are expected to continue to moderate. Lumber markets are expected to remain weak in the face of high lumber inventories and seasonally slower lumber demand. MDF profitability is expected to seasonally soften as prices moderate from the record levels experienced during the third quarter.

The lower manufacturing profits and lower level of real estate development sales is expected to reduce the company’s tax expense when compared to the third quarter.

“We expect to end the year with good fourth quarter performance. Our Real Estate segment continues to perform well and we are building future value through the entitlement of select high value development properties. Our timber business will face some challenging business conditions in the short term as lumber customers work to achieve balance in their end markets. We view this as a temporary situation. We are well aware of the strong demographic underpinnings of demand for our business segments and will continue to focus on maximizing the long term value of all our land and timber assets,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, October 23, at 5:00 p.m. EDT (2:00 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 3473758.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek is one of the largest private timberland owners in the nation, with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not

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Plum Creek Timber Company Reports Earnings

limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Nine Months Ended
	September 30, 2006	September 30, 2005
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$603	$572
Real Estate	242	220
Manufacturing	388	383
Other	15	10

Total Revenues	1,248	1,185

Costs and Expenses:
Cost of Goods Sold:
Timber	361	308
Real Estate	96	105
Manufacturing	353	349
Other	2	2

Total Cost of Goods Sold	812	764
Selling, General and Administrative	76	68

Total Costs and Expenses	888	832

Operating Income	360	353
Interest Expense, net	98	80

Income before Income Taxes	262	273
Provision for Income Taxes	16	6

Income from Continuing Operations	246	267
Gain on Sale of Properties, net of tax	—	20

Net Income Before Cumulative Effect of Accounting Change	246	287
Cumulative Effect of Accounting Change, net of tax	2	—

Net Income	$248	$287

Income from Continuing Operations per Share
- Basic	$1.35	$1.45
- Diluted	$1.35	$1.45
Net Income per Share
- Basic	$1.36	$1.56
- Diluted	$1.36	$1.56
Weighted Average Number of Shares Outstanding
- Basic	181.7	183.9
- Diluted	182.1	184.6

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	September 30, 2006	September 30, 2005
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$196	$180
Real Estate	129	116
Manufacturing	124	126
Other	5	5

Total Revenues	454	427

Costs and Expenses:
Cost of Goods Sold:
Timber	127	107
Real Estate	55	65
Manufacturing	113	114
Other	1	1

Total Cost of Goods Sold	296	287
Selling, General and Administrative	24	23

Total Costs and Expenses	320	310

Operating Income	134	117
Interest Expense, net	33	26

Income before Income Taxes	101	91
Provision (Benefit) for Income Taxes	9	(5)

Net Income	$92	$96

Net Income per Share
- Basic	$0.51	$0.52
- Diluted	$0.51	$0.52
Weighted Average Number of Shares Outstanding
- Basic	178.5	184.0
- Diluted	178.9	184.6

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2006	December 31, 2005
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$389	$369
Restricted Advance from Customer	15	23
Accounts Receivable	42	44
Like-Kind Exchange Funds Held in Escrow	40	30
Inventories	75	75
Deferred Tax Asset	8	17
Real Estate Development Properties	4	26
Assets Held for Sale	77	43
Other Current Assets	18	16

	668	643
Timber and Timberlands - Net	3,809	3,887
Property, Plant and Equipment - Net	220	234
Investment in Grantor Trusts	26	26
Other Assets	32	22

Total Assets	$4,755	$4,812

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$255	$161
Short-Term Debt	—	50
Accounts Payable	35	45
Interest Payable	45	30
Wages Payable	20	25
Taxes Payable	28	18
Deferred Revenue	34	35
Other Current Liabilities	12	11

	429	375
Long-Term Debt	1,617	1,524
Lines of Credit	518	495
Deferred Tax Liability	38	39
Other Liabilities	51	54

Total Liabilities	2,653	2,487

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding - 177.0 at September 30, 2006, and 184.2 at December 31, 2005	2	2
Additional Paid-In Capital	2,188	2,179
Retained Earnings	215	186
Treasury Stock, at cost, Common Shares - 9.5 at September 30, 2006, and 2.0 at December 31, 2005	(306)	(44)
Other Equity	3	2

Total Stockholders’ Equity	2,102	2,325

Total Liabilities and Stockholders’ Equity	$4,755	$4,812

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30, 2006	September 30, 2005
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$248	$287
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	94	85
Basis of Real Estate Sold	66	82
Deferred Income Taxes	8	(5)
Gain on Sales of Properties and Other Assets	—	(22)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	(10)	(68)
Other Working Capital Changes	18	2
Other	(4)	1

Net Cash Provided By Operating Activities	420	362

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(60)	(53)
Timberlands Acquired	(22)	(118)
Proceeds from Sales of Properties and Other Assets	1	27
Other	(4)	(1)

Net Cash Used In Investing Activities	(85)	(145)

Cash Flows From Financing Activities:
Dividends	(219)	(209)
Borrowings on Line of Credit	2,167	1,806
Repayments on Line of Credit	(2,144)	(1,753)
Proceeds from Issuance of Short-Term Debt	—	50
Repayment of Short-Term Debt	(50)	—
Proceeds from Issuance of Long-Term Debt	216	—
Principal Payments and Retirement of Long-Term Debt	(29)	(51)
Proceeds from Stock Option Exercises	6	4
Acquisition of Treasury Stock	(262)	(1)
Other	—	(1)

Net Cash Used In Financing Activities	(315)	(155)

Increase In Cash and Cash Equivalents	20	62
Cash and Cash Equivalents:
Beginning of Period	369	347

End of Period	$389	$409

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	September 30, 2006	September 30, 2005
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$92	$96
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	34	30
Basis of Real Estate Sold	43	54
Deferred Income Taxes	8	(4)
Gain on Sale of Properties	—	(1)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	(30)	(22)
Other Working Capital Changes	24	10
Other	(3)	1

Net Cash Provided By Operating Activities	168	164

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(24)	(25)
Timberlands Acquired	(5)	(68)
Proceeds from Sales of Properties and Other Assets	—	22
Other	(1)	(1)

Net Cash Used In Investing Activities	(30)	(72)

Cash Flows From Financing Activities:
Dividends	(72)	(69)
Borrowings on Line of Credit	693	666
Repayments on Line of Credit	(691)	(660)
Principal Payments and Retirement of Long-Term Debt	—	(2)
Proceeds from Stock Option Exercises	3	—
Acquisition of Treasury Stock	(78)	(1)
Other	—	(1)

Net Cash Used In Financing Activities	(145)	(67)

Increase (Decrease) In Cash and Cash Equivalents	(7)	25
Cash and Cash Equivalents:
Beginning of Period	396	384

End of Period	$389	$409